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                                   SCHEDULE 5

                         BLOCKLISTING SIX MONTHLY RETURN

To: Listing Applications
UK Listing Authority
Financial Services Authority
25, The North Colonnade
Canary Wharf
London, E14 5HS

               Please ensure the entries on this return are typed

1. Name of company
 Randgold Resources Limited
2. Name of scheme
 Randgold Resources Share Option Scheme
3. Period of return:
 From April 2002                 To September 2002
4. Number and class of shares(s) (amount of stock / debt security) not issued under scheme 169 137 (one hundred and sixty nine thousand one hundred and thirty seven) ordinary shares
5. Number of shares issued / allotted under scheme during period:
 64 266 (sixty four thousand two hundred and sixty six) ordinary shares
6. Balance under scheme not yet issued / allotted at end of period
 104 871 (one hundred and four thousand eight hundred and seventy one) ordinary shares
7. Number and class of share(s) (amount of stock / debt securities) originally listed and the date of admission;
 250 000 (two hundred and fifty thousand) ordinary shares
 18 February 2002
Please confirm total number of shares in issue at the end of the period in order for us to update our records
 27 648 740 (twenty seven million six hundred and forty eight thousand seven hundred and forty) ordinary shares
Contact for queries
 Name            D J Haddon

 Address         La Motte Chambers, La Motte Street, St. Helier,
                 Jersey JE1 1BJ, Channel Islands

 Telephone       +00 27 11 309 6043
Person making the return
Name               D J Haddon

Position           Company Secretary

Signature

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for loss of business or loss of profits) arising in contract, tort or otherwise
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